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Exhibit 11 - Computation of Earnings Per Common Share


                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per-share data)
                                   (Unaudited)

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

Computations of Basic Earnings Per Common                    Three Months Ended                    Six Months Ended
    Share for Statement of Operations:                            June 30,                             June 30,
-------------------------------------------------- ---------------------------------------------------------------------------
                                                         2000               1999                2000               1999
                                                   -----------------  -----------------   -----------------  -----------------
Net income                                              $    46,662        $    40,989         $    87,383        $    78,329
                                                   =================  =================   =================  =================

Weighted average common shares outstanding               78,340,026         82,615,789          79,159,831         83,114,543
                                                   =================  =================   =================  =================

Basic earnings per common share                         $       .60        $       .50         $      1.10        $       .94
                                                   =================  =================   =================  =================

Computation of Diluted Earnings Per Common
    Share for Statements of Operations:
--------------------------------------------------

Net income                                              $    46,662        $    40,989         $    87,383        $    78,329
                                                   =================  =================   =================  =================

Weighted average number of common shares
   outstanding adjusted for effect of dilutive
   securities:
        Weighted average common shares
            outstanding used in basic earnings
            per common share calculation                 78,340,026         82,615,789          79,159,831         83,114,543
        Net dilutive effect of:
            Stock option plans                               82,456            174,087              77,012            186,195
            Restricted stock plans                          587,035            447,965             513,436            366,183
                                                   -----------------  -----------------   -----------------  -----------------
                                                         79,009,517         83,237,841          79,750,279         83,666,921
                                                   =================  =================   =================  =================

Diluted earnings per common share                             $ .59              $ .49               $1.10              $ .94
                                                   =================  =================   =================  =================
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